Exhibit 24

LIMITED POWER OF ATTORNEY

This Limited Power of Attorney (the “Power of Attorney”) is made and effective February 13, 2024, by and between Diana L. Hayes (the “Attorney”), an attorney and member in good standing of the Florida Bar of the State of Florida, whose principal office is located at 101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602, and William P. Scully (the “Client”), an individual, whose principal address is located at 771 Manatee Cove, Vero Beach, Florida 32963.

KNOW ALL MEN BY THESE PRESENTS, that this Power of Attorney is given by Client to Attorney and that the Client hereby appoints Attorney to be its attorney and to do in its name and on its behalf the limited acts set forth in Section 1 and Section 2 below. This Power of Attorney shall remain in full force and effect until it is revoked by the Client in a signed writing delivered to Attorney.

1.
Generally

Client grants to Attorney full power and authority to do everything necessary or desirable in exercising any of the powers granted here as fully as Client might or could do if personally present, with full power of substitution or revocation, ratifying and confirming all that Attorney shall lawfully do or cause to be done by virtue of this Power of Attorney and the powers granted here.

2.
Limited Contract Powers

To sign, seal, execute, deliver and acknowledge such relevant securities filings and the like with applicable state securities regulatory bodies or the Securities and Exchange Commission (“SEC”) as fully as Client might do if done in its own capacity, including but not limited to Schedules 13G, and take any other action of any type whatsoever in connection with the foregoing which, in Attorney’s opinion, may be of benefit to, in the best interest of, or legally required by the Client.

3.
Indemnification

The Client agrees that Attorney may rely entirely on information furnished orally or in writing by Client to Attorney. The Client agrees to indemnify and hold harmless the Attorney against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by the Client to Attorney for purposes of carrying out the foregoing and agrees to reimburse the Attorney for any legal or other expenses related thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Power of Attorney on the date first above written.

Attorney: By: /s/ Diana L. Hayes________________ Diana L. Hayes	Client: By: /s/ William P. Scully__________________ William P. Scully

101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602

Direct: 813-227-7433 Fax: 813-227-0439

dhayes@trenam.com